UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No. )
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MAXLINEAR, INC.
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MaxLinear, Inc. 5966 La Place Court, Suite 100 Carlsbad, CA 92008 www.maxlinear.com
May 2, 2025

Institutional Shareholder Services Inc.
702 King Farm Boulevard, Suite 400
Rockville, MD 20850
Re: Request for Reconsideration of ISS Voting Recommendation on Proposal to Amend the MaxLinear 2010 Equity Incentive Plan
Dear ISS Voting Recommendations Team:
On behalf of MaxLinear, Inc. (“MaxLinear” or the “Company”), I write to respectfully request reconsideration of ISS’s recommendation to vote “Against” Proposal 4 at our upcoming 2025 Annual Meeting, which seeks stockholder approval of the Amended and Restated 2010 Equity Incentive Plan (the “Amended Plan”).

We appreciate ISS’s thorough evaluation and understand the concerns raised regarding plan cost, burn rate, and certain plan features. However, we respectfully submit that the current analysis may not reflect the true substance of the proposal, which is not an expansion of our equity footprint but rather a governance-focused realignment of equity share reserves.

A. Governance-Driven Realignment — Not an Expansion

MaxLinear currently maintains the MaxLinear, Inc. 2024 Inducement Equity Incentive Plan, which includes exactly 3,657,565 shares reserved for issuance to new hires outside the shareholder-approved plan. If stockholders approve the Amended Plan, the Inducement Plan will be terminated, and these shares will no longer be available under a standalone plan.

Instead, these shares will be transferred into the Amended Plan, consolidating all equity issuance under a single, stockholder-approved vehicle. This shift improves governance and transparency while enabling us to pivot from new hire inducement grants toward retention-focused equity awards. Importantly, this is a reallocation, not an increase in the total equity pool.

B. One-Time Retention Response to Extraordinary Conditions

MaxLinear’s financial performance was severely impacted by industry-wide conditions, with revenues falling from $1.1 billion at the end of 2022 to $361 million at the end of

2024, and our stock price declining from over $70 per share to approximately $12. As a result, equity awards that had been granted to key employees lost much of their intended retention value.

Accordingly, in 2024 we issued a one-time, out-of-cycle retention grant to key technical talent and other executives to stabilize operations and protect shareholder value. While this action drove a spike in our burn rate (6.37% 3-year value-adjusted) and SVT (24.81% including all equity), it was not reflective of ongoing practices. Note, as well that over 65% of CEO equity was performance-based and the grant included premium-priced options.

C. Commitment to Strengthening Plan Governance in 2026

At the same time, our Amended Plan will expire at our next annual shareholder meeting in early 2026. We acknowledge that the current Amended Plan retains legacy provisions that ISS disfavors. However, we are, therefore, publicly committing to submitting a new plan in 2026, prior to our next Annual meeting. This new plan will be in alignment with ISS best practice and will include, inter alia, the following enhanced governance features:

• Elimination of the evergreen provision;
• Prohibition on repricing without prior stockholder approval;
• Minimum one-year vesting requirement for all award types, with limited exceptions;
• No dividends on unvested equity;
• Clarified CIC vesting rules to eliminate administrator discretion, with performance awards settling at target only upon CIC and termination.

These reforms will be designed to bring the plan into alignment with ISS best practices and reflect MaxLinear’s responsiveness and long-term governance commitment.
D. Prudent Use of Equity Performance Grants

The ISS in its report found the three-year average burn-rate to be excessive. In this respect, we would like to highlight that the total PSU awards granted (and used to calculate the burn rate) to our CEO and CFO during Fiscal Years 2022, 2023 and 2024 were 1,845,875 shares. However, because all these shares were performance shares, only 127,102 have vested or are expected to vest in the future under these plans!! Accordingly, while the burn rate may appear excessive, because of the prudent performance metrics used, the payout and actual use of these shares will be de-minimis.

E. Conclusion

We respectfully request ISS to reconsider its position. This proposal terminates the Inducement Plan, centralizes oversight, and does not increase the total equity available. While the optics of burn rate and dilution are elevated due to an exceptional year, we believe the real impact is net neutral and governance-positive.

Thank you for your attention and thoughtful reconsideration.

Sincerely,

/s/ Steven Litchfield
Steven Litchfield
Chief Strategy Officer and Chief Financial Officer
MaxLinear, Inc.
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